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                                  SCHEDULE 13G

                                 (Rule 13d-102)

     Information to be included in statements filed pursuant to Rule 13d-1(b) and (c) and amendments thereto filed pursuant to Rule 13d-2(b).

                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

                   UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. ONE)

                                Intellicell Corp.
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                                (Name of Issuer)

                                  Common Stock
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                         (Title of Class of Securities)

                                  45815F-10-6
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                                 (CUSIP Number)

     *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act, but shall be subject to all other provisions of the Act (however, see the Notes).

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CUSIP NO. 45815F-10-6                 13G                     PAGE 2 OF 5 PAGES
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(1) Names of Reporting Persons                                 Ben Neman
    I.R.S. Identification Nos. of Above Persons (Entities Only)

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(2) Check the Appropriate Row if a Member of a Group (See Instructions)   (a)
                                                                          (b)
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(3) SEC Use Only

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(4) Citizenship or Place of Organization      United States
                                        ---------------------------------------

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Number of           (5) Sole Voting Power        1,928,264
Shares                                    ----------------
Beneficially        (6) Shared Voting Power              0
Owned by                                    --------------
Each                (7) Sole Dispositive Power   1,711,264
Reporting                                     ------------
Person With         (8) Shared Dispositive Power         0
                                                ----------
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(9) Aggregate Amount Beneficially Owned by Each Reporting Person      1,928,264
                                                                ---------------
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(10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See
     Instructions)

                                Not Applicable
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(11) Percent of Class Represented by Amount in Row (9)        32.6%
                                                      -------------------------


(12) Type of Reporting Person (See Instructions)            IN
                                                -------------------------------

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CUSIP NO. 45815F-10-6                 13G                     PAGE 3 OF 5 PAGES
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ITEM 1(a).  Name of Issuer:                                   Intellicell Corp.

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ITEM 1(b).  Address of Issuer's Principal Executive Offices:   9314 Eton Avenue
                                                          Chatsworth, CA  91311
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ITEM 2(a).  Name of Person Filing:                                    Ben Neman
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ITEM 2(b).  Address of Person Filing:                          9314 Eton Avenue
                                                          Chatsworth, CA  91311
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ITEM 2(c).  Citizenship:                                          United States
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ITEM 2(d).  Title of Class of Securities:                          Common Stock
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ITEM 2(e).  CUSIP Number:                                           45815F-10-6
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ITEM 3.     If this statement is filed pursuant to Rule 13d-1(b), or
            13d-2(b), check whether the person filing is a:

            (a)-(h):Not Applicable
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ITEM 4.  OWNERSHIP

(a) Amount Beneficially Owned:     1,928,264, which includes 217,000 shares
    subject to an option granted to an employee of the issuer. The option-holder can currently purchase 144,667 shares of stock.
(b) Reference is made to Items Nos. 5-9 and 11 of the Cover Sheet.
(c) (i), (ii) and (iv): Reference is made to Items Nos. 5-9 and 11 of the Cover Sheet. (iii) Includes 217,000 shares held in escrow and subject to an option granted to an employee of the issuer. The option-holder can currently purchase 144,667 shares of stock.
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CUSIP NO. 45815F-10-6                 13G                     PAGE 4 OF 5 PAGES
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ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

         Not Applicable
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ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

         Not Applicable
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ITEM 7.  IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE
         SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

         Not Applicable
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ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

         Not Applicable
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ITEM 9.  NOTICE OF DISSOLUTION OF GROUP

         Not Applicable
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ITEM 10. CERTIFICATION

         Not Applicable
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CUSIP NO. 45815F-10-6                 13G                     PAGE 5 OF 5 PAGES
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                                   SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                         February 1, 1999



                                         /s/ Ben Neman
                                         ----------------------
                                            Signature



                                         Chairman and President
                                         ----------------------
                                             Name/Title